Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this post-Effective Amendment No. 1 to Registration Statement on Form S-3ASR of Forum Markets, Incorporated (f/k/a ETHZilla Corporation and 180 Life Sciences Corp.) (the “Company”) of our report dated March 31, 2025, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2024 and for the year then ended, which report is included in the Company’s Annual Report on Form 10-K of the Company for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

March 31, 2026